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Exhibit 21.1

SUBSIDIARIES OF THE COMPANY

Name of Subsidiary	State of Incorporation or Organization
Schlotzsky's Real Estate, Inc.	Texas
Schlotzsky's Restaurants, Inc.	Texas
Schlotzsky's Brands, Inc.	Texas
SGC Construction Corp.	Texas
DFW Restaurant Transfer Corp.	Texas
56th & 6th, Inc.	Texas
SREI Turnkey Development, L.L.C.	Texas
Schlotzsky's Brands, I, L.L.C.	Delaware
Schlotzsky's Brand Products, L.P.	Texas
RAD Acquisition Corp.	Texas
Schlotzsky's Lender, L.L.C.	Delaware

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  Exhibit 21.1
SUBSIDIARIES OF THE COMPANY